Exhibit 1
FOR IMMEDIATE RELEASE
September 25, 2006
Contact Information:
Nissin Co., Ltd.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp
Announcement of Organizational Change
     Nissin Co., Ltd. (the “Company”) hereby announces that on September 25, 2006, its Board of Directors adopted a resolution to implement the organizational change described below, effective October 1, 2006.
     The Company will establish a new department called the “Real Estate Structured Finance Department” in its Real Estate Group, in order to develop a business and administration structure which is suited to meet the various finance needs of its customers and to expand its investment opportunities and returns. The Company intends to provide real estate-related services particularly for securitization, including non-recourse loans, guarantee, loan arrangement, and securitization advisory services.

Organizational Chart

As of October 1,2006.

The Board of Directors
Chairman and President
The Board of Statutory Auditors
Statutory Auditors
Internal Audit Dept.
Office of the CEO
Internal Control Dept.
Group Strategy
Group Strategy Dept.
Investment Management Dept.
Operations Control
Accounting & Controller Dept.
Finance Dept.
General Affairs Dept.
Human Resources Dept.
Investor Relations Dept.
System Planning Dept.
Sales & Marketing
Sales & Marketing Group
Sales Control Dept.
Affiliated Loan Dept.
Tokyo Sales Dept.
Osaka Sales Dept.
Kyushu Sales Dept.
Sales Support Dept.
Real Estate Group
Real Estate Business Control Dept.
Real Estate Structured Finance Dept.
Real Estate Finance 1st Dept.
Real Estate Finance 2nd Dept.
Strategic Business Development Group
Strategic Business Development Dept.
Research Group
Western Japan Research Dept.
Eastern Japan Research Dept.
Credit Screening Dept.